Exhibit 4.2

Execution Version

ECOLAB INC.

€575,000,000 1.000% Euro Notes due 2024

FIFTH SUPPLEMENTAL INDENTURE

Dated as of December 8, 2016

to

Indenture dated as of January 12, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee,

ELAVON FINANCIAL SERVICES DAC, UK BRANCH

as Paying Agent,

and

ELAVON FINANCIAL SERVICES DAC,

as Security Registrar and Transfer Agent

This FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) dated as of December 8, 2016, is among ECOLAB INC., a Delaware corporation (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Trustee”), ELAVON FINANCIAL SERVICES DAC, UK BRANCH, having its Corporate Trust Office at 125 Old Broad Street, London EC2N 1AR, United Kingdom, as paying agent (hereinafter called the “Paying Agent”), and ELAVON FINANCIAL SERVICES DAC, having its Corporate Trust Office at Block E, Cherrywood Business Park, Loughlinstown, Dublin, Ireland, as security registrar and transfer agent (hereinafter called the “Security Registrar” and/or the “Transfer Agent”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of January 12, 2015 (the “Existing Indenture,” and, together with this Fifth Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;

WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Existing Indenture and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver this Fifth Supplemental Indenture to the Existing Indenture in order to issue a new series of debt securities to be designated as the “1.000% Euro Notes due 2024” (the “Notes”), and to set forth the terms that will be applicable thereto and the forms thereof;

WHEREAS, the Company has duly determined to appoint Wells Fargo Bank, National Association as Trustee under the Indenture with respect to the Notes and Wells Fargo Bank, National Association is willing to accept such appointment with respect to the Notes;

WHEREAS, the Company has duly determined to appoint the Paying Agent as the paying agent and the Security Registrar and Transfer Agent as the registrar and transfer agent each under the Paying Agency Agreement, dated as of the date hereof (“Paying Agency Agreement”), and the Paying Agent and the Security Registrar and Transfer Agent are willing to accept such appointment with respect to the Notes;

WHEREAS, Sections 2.01, 3.01 and 13.01 and of the Existing Indenture provide, among other things, that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Existing Indenture to provide for specific terms applicable to any series of notes and to add to the covenants of the Company for the benefit of the Holders of each series of notes (and if such covenants are to be for the benefit of less than all series of notes, stating that such covenants are expressly being included solely for the benefit of such series); and

WHEREAS, all things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this Fifth Supplemental Indenture a valid, binding and legal agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

APPLICATION OF FIFTH SUPPLEMENTAL INDENTURE
AND CREATION OF NOTES

Section 1.01                             Application of this Fifth Supplemental Indenture. Notwithstanding any other provision of this Fifth Supplemental Indenture, pursuant to Section 13.01 of the Existing Indenture, the provisions of this Fifth Supplemental Indenture, including the covenants set forth herein, are expressly being included solely for the benefit of the Holders of the Notes.  The Notes constitute a series of notes as provided in Section 3.01 of the Existing Indenture.

Section 1.02                             Designation and Amount of Notes. The Notes shall be known and designated as the “1.000% Euro Notes due 2024.”  The Notes shall be unsecured and unsubordinated obligations of the Company.  The initial maximum aggregate principal amount of Notes that may be authenticated and delivered under this Fifth Supplemental Indenture shall not exceed €575,000,000, except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, Notes pursuant to Sections 3.04, 3.06, 3.07 and 4.06 of the Existing Indenture.  Notwithstanding the foregoing, the Company may from time to time, without giving notice to or seeking the consent of the Holders of the Notes, issue debt securities having the same terms (except for the issue date, and, in some cases, the public offering price and the first Interest Payment Date) and ranking equally and ratably with the Notes (“Additional Notes”).  The Notes and Additional Notes shall together constitute one series for purposes of the Existing Indenture and this Fifth Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Section 1.03                             Form of Notes.

(a)                                 The Notes shall be issued in the form of one or more global notes in fully registered form, without coupons (“Global Securities”), duly executed by the Company and authenticated by the Trustee, which shall be deposited with, or on behalf of, the Common Depository and shall be registered in the name of USB Nominees (UK) Limited, as nominee of Elavon Financial Services DAC, as common depositary for, and in respect of interests held through, Euroclear and Clearstream. The Notes shall be substantially in the form of Exhibit A attached hereto. So long as the Common Depositary or its nominee is the registered Holder of the Global Securities, the Common Depositary or its nominee, as the case may be, shall be considered the sole owner or Holder of the Notes represented by such Global Securities for all purposes under the Indenture and the Notes.

(b)                                 The terms and provisions contained in the forms of Note attached hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Fifth Supplemental Indenture and the Company, by its execution and delivery of this Fifth Supplemental Indenture, expressly agrees to such terms and provisions and to be bound thereto.  Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends and endorsements as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and are not inconsistent with the provisions of the Indenture (and which do not affect the rights, duties or immunities of the Trustee), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed.

Section 1.04                             Terms and Conditions of the Notes.

(a)                                 Stated Maturity. The Notes shall mature, and the principal of the Notes shall be due and payable to the Holders thereof, together with all accrued and unpaid interest thereon, on January 15, 2024.

(b)                                 Payment in Euros. Principal of, and premium or Redemption Price, if any, and interest on, the Notes shall be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in U.S. Dollars until the euro is again available to the Company or so used. The amount payable on any date in euro shall be converted to U.S. Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in U.S. Dollars shall not constitute an Event of Default under the Indenture or the Notes. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

(c)                                  Principal and Interest.  The Notes shall bear interest at 1.000% per annum from and including December 8, 2016, or from the most recent Interest Payment Date on which interest has been paid or provided for, until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum.  Interest on the Notes shall be payable annually in arrears on January 15 of each year, commencing on January 15, 2018 (the Interest Payment Dates with respect to the Notes).  Interest on the Notes shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from December 8, 2016, if no interest has been paid on the Notes) to but excluding the next scheduled Interest Payment Date.  This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association).  Payments of interest shall be made to the Person in whose name a Note (or predecessor Note) is registered (which shall initially be the Common Depositary) at the close of business on the Business Day immediately preceding such Interest Payment Date (the Record Date with respect to the Notes).  If any Interest Payment Date, maturity date or earlier date of redemption falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, that maturity date or that date of redemption, as the case may be, until the next Business Day. Interest payment for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity, as the case may be.

The principal of each Note payable at maturity or upon earlier redemption shall be paid against presentation and surrender of such Note at the office or agency maintained for such purpose in London, initially the Corporate Trust Office of the Paying Agent, in euro.

(d)                                 Denominations and Payment. The Notes shall be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. All payments of principal, premium or Redemption Price, if any, and interest in respect of the Notes shall be made by the Company in immediately available funds.

(e)                                  Redemption. The Notes are subject to redemption by the Company in whole or in part in the manner described herein.

Section 1.05                             Sinking Fund. The Notes are not subject to any sinking fund.

Section 1.06                             Defeasance and Covenant Defeasance. The defeasance and covenant defeasance provisions of Article XI of the Existing Indenture will apply to the Notes.

Section 1.07                             Transfer and Exchange.

(a)                                 The Global Securities shall be exchanged by the Company for Individual Securities if:

(i)                                     the Common Depositary notifies the Company that it is no longer willing or able to act as a depositary for such Global Security or ceases to be a clearing agency registered under the Exchange Act, and the Company shall not have appointed a successor Common Depositary within 90 days of that notice or becoming aware that the Common Depositary is no longer so registered;

(ii)                                  an Event of Default has occurred and is continuing, and the Common Depositary requests the issuance of certificated notes; or

(iii)                               the Company determines not to have the Notes represented by a Global Security.

(b)                                 Whenever a Global Security is exchanged for one or more Individual Securities, it shall be surrendered by the Holder thereof to the Security Registrar and Transfer Agent and cancelled by the Security Registrar and Transfer Agent . All Individual Securities issued in exchange for a Global Security, a beneficial interest therein or a portion thereof shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Common Depositary (in accordance with its customary procedures).

(c)                                  Any Holder of a Global Security shall, by acceptance of such Global Security, agree that transfers of beneficial interests in such Global Security may be effected only through a book-entry system maintained by such Holder (or its agent), and that, subject to Section 1.07(a), ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form. Transfers of a Global Security shall be limited to transfers in whole and not in part, to the Common Depositary, its successors and their respective nominees. Interests of beneficial owners in a Global Security shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream (or their respective successors).

(d)                                 Payments (including principal, premium, Redemption Price and interest) and transfers with respect to Individual Securities shall be executed at the office or agency maintained for such purpose in London (initially the Corporate Trust Office of the Paying Agent) or, at the Company’s option, by check mailed to the Holders at the respective addresses set forth in the Register, provided that all payments (including principal, premium, Redemption Price and interest) on Individual Securities, for which the Holders thereof have given wire transfer instructions, shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. No service charge shall be made for any registration of transfer, other than payment of a sum sufficient to cover any tax or governmental charge, if any, payable in connection with such registration.

ARTICLE II

DEFINITIONS

Section 2.01                             Definitions.

(a)                                 All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Existing Indenture.

(b)                                 The following terms for purposes of the Trust Indenture Act shall have the following meanings:

“indenture trustee” or “institutional trustee” shall mean the Trustee.

“indenture securities” means the Notes.

“indenture security holder” means a Holder of the Notes.

“indenture to be qualified” means this Fifth Supplemental Indenture.

(c)                                  The following are definitions used in this Fifth Supplemental Indenture and to the extent that a term is defined both herein and in the Existing Indenture, the definition in this Fifth Supplemental Indenture shall govern with respect to the Notes.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for net rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges or any amounts required to be paid by such lessee thereunder contingent upon monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its Subsidiaries, taken as a whole, to any person, other than the Company or one of its Subsidiaries;

(2)                                 the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(3)                                 the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person, other than the Company or one or more of its Wholly-Owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (2) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.

The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking S.A.

“Common Depositary” means any Person acting as the common depositary for Euroclear and Clearstream, which initially shall be Elavon Financial Services DAC.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in the Company’s latest audited consolidated balance sheet contained in the Company’s most recent annual report to its stockholders prior to the time as of which “Consolidated Net Tangible Assets” shall be determined.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of the Company’s Board of Directors on December 8, 2016; or (2) was nominated for election, elected or appointed to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Corporate Trust Office of the Paying Agent” means, initially, the office of Elavon Financial Services DAC, UK Branch, located at 125 Old Broad Street, London EC2N 1AR, United Kingdom.

“euro” or “€” means the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

“Euroclear” means Euroclear Bank SA/NV.

“Independent Investment Banker” means one of the Reference Bond Dealers that the Company appoints to act as the Independent Investment Banker from time to time.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Operating Property” means any manufacturing or processing plant, warehouse or distribution center, together with the land upon which it is situated located within the United States or in Canada and owned and operated as of the date of this Fifth Supplemental Indenture or thereafter by the Company or any Restricted Subsidiary and having a net book value on the date as of which the determination is being made of more than 1.0% of Consolidated Net Tangible Assets other than property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Reference Bond Dealers” means each of J.P. Morgan Securities plc, Merrill Lynch International and MUFG Securities EMEA plc and their successors, and one other firm that is a broker of, and/or market maker in German government bonds (each a “Primary Bond Dealer”) which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Bond Dealer, the Company shall substitute another Primary Bond Dealer.

“Restricted Subsidiaries” means all Subsidiaries other than Unrestricted Subsidiaries.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for United States income tax purposes, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

“Unrestricted Subsidiaries” means (1) any Subsidiary substantially all of whose physical properties are located, or substantially all of whose business is carried on, outside the United States and Canada, (2) any finance Subsidiary and (3) any Subsidiary of an Unrestricted Subsidiary.  In addition, the Board of Directors may designate any other Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any mortgage on any Operating Property of, the Company or any Restricted Subsidiary of the Company; provided that the Subsidiary to be so designated has total assets at the time of such designation of $5 million or less.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

“Wholly-Owned Subsidiary” of any specified Person means a Subsidiary all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of the Company in its consolidated financial statements.

Section 2.02                             Other Definitions.

Term	Defined in Section
“Additional Amounts”	5.01
“Additional Notes”	1.02
“Change of Control Offer”	4.01(b)
“Change of Control Payment”	4.01(a)
“Change of Control Payment Date”	4.01(b)(ii)
“Code”	5.01(a)(iv)
“Company”	Preamble
“Debt”	6.01

“Existing Indenture”	Recitals
“Fifth Supplemental Indenture”	Preamble
“Global Securities”	1.03(a)
“Indenture”	Recitals
“mortgage”	6.01
“Notes”	Recitals
“Paying Agency Agreement”	Recitals
“Paying Agent”	Preamble
“Security Registrar”	Preamble
“Transfer Agent”	Preamble
“Trustee”	Preamble

ARTICLE III

REDEMPTION

Section 3.01                             Optional Redemption.

(a)                                 The Company may redeem the Notes, at any time prior to October 15, 2023, at any time in whole or from time to time in part, in each case at the Company’s option, at a Redemption Price equal to the greater of:

(i)                                     100% of the principal amount of the Notes to be redeemed on the Redemption Date; and

(ii)                                  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest to, but excluding, the Redemption Date.

In addition, the Company may redeem the Notes, on or after October 15, 2023 at any time in whole or from time to time in part, in each case at the Company’s option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date.

(b)                                 Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date according to the Notes and the Indenture.

(c)                                  Notice of any redemption will be delivered (if the Notes are held by any depositary, in accordance with such depositary’s procedures) at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed (with a copy to the Trustee and the Paying Agent) by the Company; provided that notice of redemption may be delivered more than 60 days prior to the Redemption Date if the notice is issued in connection with a defeasance of such Notes or a satisfaction and discharge of such Notes.

(d)                                 If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Security Registrar in accordance with applicable procedures of Clearstream or Euroclear.

Section 3.02                             Redemption for Tax Reasons.  In addition, if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after December 1, 2016, the Company becomes or, based upon a written opinion of independent counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes as set forth in Article V hereof, then the Notes may be redeemed at the option of the Company, in whole, but not in part, having given not less than 30 days nor more than 60 days prior notice to the Holders of the Notes, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, together with accrued and unpaid interest thereon, to, but excluding, the Redemption Date.

Section 3.03                             Additional Provisions.  Except as otherwise set forth in this Article III, the terms and conditions upon which and the manner in which the Notes may be redeemed by the Company pursuant to this Article III are governed by the provisions of Article IV of the Existing Indenture.

ARTICLE IV

CHANGE OF CONTROL

Section 4.01                             Change of Control.

(a)                                 Upon the occurrence of a Change of Control Repurchase Event, unless all of the Notes have been called for redemption pursuant to Article III hereof, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”).

(b)                                 Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, the Company shall mail, or cause to be mailed, a notice (a “Change of Control Offer”) to each Holder, with a copy to the Trustee and the Paying Agent, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and specifying:

(i)                                     that the Change of Control Offer is being made pursuant to this Section 4.01 and that all Notes tendered will be accepted for payment;

(ii)                                  the Change of Control Payment and the purchase date, which shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)                               the CUSIP and ISIN numbers for the Notes;

(iv)                              that any Note not tendered will continue to accrue interest;

(v)                                 that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(vi)                              that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii)                           that Holders will be entitled to withdraw their election referred to in clause (vi) if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)                        that Holders whose Notes are being purchased only in part will be issued new Notes of such series equal in principal amount to the unpurchased portion of the Notes of such series surrendered, which unpurchased portion will be equal to €100,000 in principal amount or an integral multiple of €1,000 in excess thereof; and

(ix)                              if the notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

(c)                                  The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of such series as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.01, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.01 by virtue of such conflict.

(d)                                 On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)                                     accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)                                  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of such Notes properly tendered; and

(iii)                               deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of such Notes being purchased by the Company.

(e)                                  The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of such Notes surrendered, if any; provided that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

(f)                                   The Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.01 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

ARTICLE V

PAYMENT OF ADDITIONAL AMOUNTS

Section 5.01                             General.  All payments in respect of the Notes shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company or a paying agent shall pay to a Holder who is not a United States person such additional amounts (the “Additional Amounts”) on the Notes as are necessary in order that the net payment by the Company or a paying agent of the principal of, and premium or Redemption Price, if any, and interest on, the Notes to such Holder, after such withholding or deduction, shall not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a)                                 to any tax, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i)                                     being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States or having or having had a qualified business unit which has the U.S. Dollar as its functional currency;

(ii)                                  having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

(iii)                               being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(iv)                              being or having been an owner of a 10% or greater interest in the capital or profits of the Company within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(v)                                 being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)                                 to any Holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c)                                  to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(d)                                 to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

(e)                                  to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(f)                                   to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(g)                                  to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to European Counsel Directive 2003/48/EC on the taxation of savings income or any other Directive amending, supplementing or replacing such Directive, or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

(h)                                 to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(i)                                     to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(j)                                    to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements (the Foreign Account Tax Compliance Act (FATCA)) or any successor provisions and any regulations or official law, agreement or interpretations thereof in any jurisdiction implementing an intergovernmental approach thereto; or

(k)                                 in the case of any combination of items (a) through (j).

Section 5.02                             No other requirements. The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Article V, the Company shall not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

ARTICLE VI

COVENANTS

The covenants set forth in this Article VI shall be applicable to the Company in addition to the covenants in Article VI of the Existing Indenture, which shall in all respects be applicable in respect of the Notes; provided that the covenant contained in Section 6.04 of the Existing Indenture shall not be applicable to the Notes.

Section 6.01                             Restrictions on Liens.

The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as “Debt”) if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a “mortgage”) upon any Operating Property of the Company or any Restricted Subsidiary or any shares of stock or Debt of any Restricted Subsidiary, whether owned at the date of the issuance of the Notes or thereafter acquired, without effectively securing the Notes equally and ratably with such Debt for at least the period such other Debt is so secured unless, after giving effect thereto, the aggregate amount of all Debt so secured (not including Debt permitted in clauses (1) through (7) in the following sentence), together with all Attributable Debt in respect of Sale and Leaseback Transactions involving Operating Properties pursuant to clause (2) of Section 6.02 in existence at such time would not exceed 15% of Consolidated Net Tangible Assets.

The foregoing restriction does not apply to, and therefore shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by:

(1)                                 mortgages on Operating Property, shares of stock or Debt of any entity existing at the time such entity becomes a Restricted Subsidiary, provided that such mortgages are not incurred in anticipation of such entity’s becoming a Restricted Subsidiary;

(2)                                 mortgages on Operating Property, shares of stock or Debt existing at the time of acquisition thereof by the Company or a Restricted Subsidiary or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on Operating Property, shares of stock or Debt to secure any Debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of Operating Property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Operating Property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

(3)                                 mortgages to secure Debt owing to the Company or to a Restricted Subsidiary;

(4)                                 mortgages on Operating Property, shares of stock or Debt existing at the date of the initial issuance of the Notes;

(5)                                 mortgages on Operating Property, shares of stock or Debt of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(6)                                 mortgages on Operating Property, shares of stock or Debt in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the Operating Property subject to such mortgages; or

(7)                                 extensions, renewals or replacements, in whole or in part, of any mortgage referred to in the foregoing clauses (1) through (6), provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement.

Section 6.02                             Restrictions on Sale and Leaseback Transactions.

Sale and Leaseback Transactions by the Company or any Restricted Subsidiary with a third party of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 60 months and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless the net proceeds of such Sale and Leaseback Transactions are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company) of the Operating Property to be leased and either:

(1)                                 the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled, as described in clauses (1) through (7) of the second paragraph of Section 6.01, without equally and ratably securing the Notes, to issue, assume or guarantee Debt secured by a mortgage on such Operating Property;

(2)                                 the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transactions (other than such Sale and Leaseback Transactions as are referred to in clause (1) or (3) of this paragraph), plus the aggregate principal amount of Debt secured by mortgages on Operating Properties then outstanding (excluding any such Debt secured by mortgages described in clauses (1) through (7) of the second paragraph of Section 6.01) which do not equally and ratably secure the Notes, would not exceed 15% of Consolidated Net Tangible Assets; or

(3)                                 the Company, within 180 days after the sale or transfer, applies or causes a Restricted Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Operating Property (as determined in good faith by the Board of Directors of the Company) so sold and leased back at the time of entering into such Sale and Leaseback Transaction to

(a)                                 retire (other than any mandatory retirement, mandatory repayment or sinking fund payment or by payment at maturity) Notes or other Debt of the Company or a Restricted Subsidiary (other than Debt subordinated to the Notes) having a Stated Maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application or

(b)                                 purchase, construct or develop one or more Operating Properties (other than that involved in such Sale and Leaseback Transaction);

provided that the amount to be so applied pursuant to this clause (3) will be reduced by the principal amount of Notes delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation.

Section 6.03                             Other Limitations.

(a)                                 Neither the Company nor any Restricted Subsidiary may transfer an Operating Property or shares of stock or Debt of a Restricted Subsidiary to an Unrestricted Subsidiary.

(b)                                 An Unrestricted Subsidiary may not be designated a Restricted Subsidiary unless, after giving effect thereto, the aggregate amount of all Debt of the Company and its Restricted Subsidiaries secured by mortgages which would otherwise be subject to the restrictions of Section 6.01 and the Attributable Debt in respect of all Sale and Leaseback Transactions pursuant to clause (2) under Section 6.02 in existence at such time does not at the time exceed 15% of Consolidated Net Tangible Assets.

Section 6.04                             Merger, Consolidation and Sale of Assets.

(a)                                 The Company will not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all its assets to any other Person, unless (1) the Person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer or lease is made shall (A) be incorporated or otherwise organized under the laws of the United States, any state thereof or the District of Columbia, and (B) expressly assume, by supplemental indenture, executed and delivered by such Person prior to or simultaneously with such consolidation, merger, sale, conveyance, transfer or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the Notes, according to their tenor, and the due and punctual performance and observance of all other obligations to the Holders and the Trustee under the Indenture or under the Notes to be performed or observed by the Company; and (2) immediately after giving effect to such consolidation, merger, sale, conveyance, transfer or lease, no Default shall have occurred and be continuing. Clause (2) of the immediately preceding sentence shall not apply to (X) any sale, conveyance, transfer or lease between or among the Company and one or more Subsidiaries of the Company, (Y) any merger of the Company into any Subsidiary of the Company or (Z) any merger of the Company into an Affiliate of the Company for the purpose of the Company reincorporating or reorganizing.

(b)                                 Upon any consolidation of the Company with or merger of the Company into any other Person, or any sale, conveyance, transfer or lease of all or substantially all of the assets of the Company to any other Person, in accordance with this Section 6.04, the Person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture, and thereafter, except in the case of a lease, the predecessor Company shall be relieved of and discharged from all obligations and covenants under the Indenture and the Notes, and from time to time such Person may exercise each and every right and power of the Company under the Indenture, in the name of the Company, or in its own name; and any act or proceeding by any provision of the Indenture required or permitted to be done by the Board of Directors or any officer of the Company may be done with like force and effect by the like board or officer of any Person that shall at the time be the successor of the Company hereunder. In the event of any such sale, conveyance or transfer, but not any such lease, the Company (or any successor entity which shall theretofore have become such in the manner described in this Section 6.04) shall be relieved of and discharged from all obligations and covenants under the Indenture and the Notes and may thereupon be dissolved and liquidated.

(c)                                  The Trustee, subject to the provisions of Sections 10.01 and 10.02 of the Existing Indenture, may receive an Opinion of Counsel, prepared in accordance with Section 15.01 of the Existing Indenture, as conclusive evidence that any such merger, sale, conveyance or lease, and any such assumption, complies with the applicable provisions of the Indenture.

ARTICLE VII

TRUSTEE AND PAYING AGENT

Section 7.01                             Appointments.  The Paying Agent for the Notes shall initially be Elavon Financial Services DAC, UK Branch. The Company hereby initially designates the Corporate Trust Office of the Paying Agent as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange, and where notices to or demands upon the Company in respect of the Notes or the Indenture may be served. The Security Registrar and Transfer Agent for the Notes shall initially be Elavon Financial Services DAC. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Security Registrar, to appoint additional or other Paying Agents or Security Registrars and to approve any change in the office through which any Paying Agent or Security Registrar acts. In furtherance of such appointment, the Trustee is hereby authorized and directed to execute and deliver the Paying Agency Agreement.  The Trustee shall not be liable for any act or omission of the Paying Agent, Security Registrar, Transfer Agent, Common Depositary, Euroclear, Clearstream or DTC.

ARTICLE VIII

MISCELLANEOUS

Section 8.01                             Trust Indenture Act Controls.

If any provision of this Fifth Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Fifth Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.

Section 8.02                             Notices.

Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Company:

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
Attention: General Counsel
Facsimile: (651) 250-2471
(address until February 19, 2017)

Ecolab Inc.
1 Ecolab Place
St. Paul, Minnesota 55102
Attention: General Counsel
Facsimile: (651) 250-2471
(address from February 20, 2017)

if to the Trustee:

Wells Fargo Bank, National Association
150 East 42nd Street
40th Floor
New York, NY  10017
Attention: Ecolab Administrator
Facsimile: (917) 260-1593

if to the Paying Agent:

Elavon Financial Services DAC, UK Branch
125 Old Broad Street
London EC2N 1AR
United Kingdom
Attention: MBS Relationship Management
Facsimile: +44 (0)207 365 2577

if to the Security Registrar and Transfer Agent:

Elavon Financial Services DAC

Block E

Cherrywood Business Park

Loughlinstown, Co. Dublin

Ireland
Attention: MBS Relationship Management
Facsimile: +44 (0)207 365 2577

Each of the Company, the Trustee, the Paying Agent, and the Security Registrar and Transfer Agent, by notice to the other parties, may designate additional or different addresses for subsequent notices or communications.

Notwithstanding any other provision of this Fifth Supplemental Indenture, the Existing Indenture or any Note, where this Fifth Supplemental Indenture, the Existing Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Common Depository (or its designee) pursuant to the standing instructions from the Common Depository or its designee, including by electronic mail in accordance with accepted practices at Common Depository.

Section 8.03                             Governing Law.

THIS FIFTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.04                             Multiple Originals.

The parties may sign any number of copies of this Fifth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this Fifth Supplemental Indenture.

Section 8.05                             Headings.

The headings of Articles and Sections of this Fifth Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 8.06                             Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Fifth Supplemental Indenture or of the Notes.  The Trustee shall not be accountable for the Company’s use of the proceeds from the Notes or for monies paid over to the Company pursuant to this Fifth Supplemental Indenture.  All of the provisions contained in the Existing Indenture in respect of the rights, privileges, and immunities of the Trustee, including but not limited to its rights to be compensated, reimbursed and indemnified, shall be applicable to the Trustee in respect of this Fifth Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 8.07                             Adoption, Ratification and Confirmation.

The Existing Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed as of the date first written above.

ECOLAB INC.

By:	/s/ Kristen L. Bettmann
Name:	Kristen L. Bettmann
Title:	Assistant Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice President

ELAVON FINANCIAL SERVICES DAC, UK BRANCH, as Paying Agent

By:	/s/ Hamyd Mazrae
Name:	Hamyd Mazrae
Title:	Authorised Signatory

By:	/s/ Chris Yates
Name:	Chris Yates
Title:	Authorised Signatory

ELAVON FINANCIAL SERVICES DAC, as Security Registrar and Transfer Agent

By:	/s/ Hamyd Mazrae
Name:	Hamyd Mazrae
Title:	Authorised Signatory

By:	/s/ Chris Yates
Name:	Chris Yates
Title:	Authorised Signatory

[Signature Page to Fifth Supplemental Indenture]

EXHIBIT A

[Form of Face of Note]

THIS SECURITY IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED, AS NOMINEE OF ELAVON FINANCIAL SERVICES DAC, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”). UNLESS AND UNTIL THIS SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE, CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR COMMON DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR COMMON DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR”), AND CLEARSTREAM BANKING S.A. (“CLEARSTREAM” AND, TOGETHER WITH EUROCLEAR, “EUROCLEAR/ CLEARSTREAM”), TO ECOLAB INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF USB NOMINEES (UK) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY FOR EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO USB NOMINEES (UK) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, USB NOMINEES (UK) LIMITED, HAS AN INTEREST HEREIN.

ISIN: XS1529859321

COMMON CODE: 152985932

CUSIP: 278865 AX8

ECOLAB INC.

1.000% EURO NOTE DUE 2024

€575,000,000	No.: R-1

ECOLAB INC., a Delaware corporation (herein called the “Company”), for value received, hereby promises to pay to USB Nominees (UK) Limited, or registered assigns, the principal sum of €575,000,000 (FIVE HUNDRED SEVENTY-FIVE MILLION EURO) or such other principal amount as shall be set forth on Schedule I hereto on January 15, 2024 and to pay interest thereon at the rate of 1.000% per annum from December 8, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on January 15 of each year, commencing January 15, 2018 (“Interest Payment Date”), until the principal hereof is paid or made available for payment.  Interest on this Note shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on this Note (or from December 8, 2016, if no interest has been paid on this Note) to but excluding the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association).

The interest that is payable and is punctually paid or duly provided for on any Interest Payment Date will, except as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest which shall be the Business Day immediately preceding such Interest Payment Date.  If any Interest Payment Date, maturity date or earlier date of redemption falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, that maturity date or that date of redemption, as the case may be, until the next Business Day. For purposes of this Note, “Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date, and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to the Holders not less than 10 days prior to such Special Record Date, or may be paid in any other lawful manner, all as more fully provided in the Indenture.

Payment of the principal of, or premium or Redemption Price, if applicable, on, and interest on this Note shall be made at the office or agency maintained for such purpose in London, initially the corporate trust office of the Paying Agent, located at 125 Old Broad Street, London EC2N 1AR, United Kingdom, in euro.

Payments of principal of, premium or Redemption Price, if any, and interest in respect of this Note shall be made by wire transfer of immediately available funds in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in U.S. Dollars until the euro is again available to the Company or so used. The amount payable on any date in euro shall be converted to U.S. Dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day before that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of this Note so made in U.S. Dollars shall not constitute an event of default under the Indenture.  Neither the Trustee nor the Paying Agent (as defined below) shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations. “Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.

Unless the Certificate of Authentication hereon has been executed by the Trustee or an Authenticating Agent under the Indenture referred to on the reverse hereof by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by the manual or facsimile signature of its Assistant Treasurer and attested by the manual or facsimile signature of one of its Assistant Secretaries.

Date:

ECOLAB INC.

By:
		Name:	Kristen L. Bettmann
		Title:	Assistant Treasurer

ATTEST:

Assistant Secretary

Trustee’s Certificate of Authentication

This is one of the Notes described in the Indenture.

Dated:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Form of Reverse of Note]

1.000% EURO NOTE DUE 2024

1.                                      This Note is one of a duly authorized issue of securities of the Company designated as its 1.000% Euro Notes due 2024 (the “Notes”) issued under an Indenture dated as of January 12, 2015 (the “Base Indenture”), between the Company and Wells Fargo Bank National Association, as trustee, (the “Trustee”), as supplemented by a Fifth Supplemental Indenture, dated as of December 8, 2016, among the Company, the Trustee, Elavon Financial Services DAC, as security registrar, and Elavon Financial Services DAC, UK Branch, as paying agent (the “Paying Agent”) (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee, the Paying Agent, and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

2.                                      This Note is one of the notes of the series designated on the face hereof, limited to an aggregate principal amount not to exceed €575,000,000, which amount may be increased at the option of the Company if in the future it determines that it may wish to sell additional Notes of this series, as specified in the Fifth Supplemental Indenture. References herein to “this series” mean the series of Notes designated on the face hereof.

3.                                      Prior to October 15, 2023, the Company may redeem the Notes at any time in whole or from time to time in part, in each case at the Company’s option, at a redemption price equal to the greater of:

(i)                                     100% of the principal amount of the Notes to be redeemed on the Redemption Date; and

(ii)                                  the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest, if any, to but excluding the Redemption Date.

In addition, the Company may redeem the Notes on or after October 15, 2023, at any time in whole or from time to time in part, in each case at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the Redemption Date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date according to the Notes and the Indenture.

Any notice to holders of Notes of a redemption pursuant to this paragraph 3 hereof will include the appropriate calculation of the Redemption Price, but does not need to include the Redemption Price itself.  The actual Redemption Price, calculated as described above, will be set forth in an Officer’s Certificate of the Company delivered to the Trustee and the Paying Agent no later than two Business Days prior to the redemption date.

4.                                      In addition, if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after December 1, 2016, the Company becomes or, based upon a written opinion of independent counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes as set forth in the Fifth Supplemental Indenture, then the Notes may be redeemed at the option of the Company, in whole, but not in part, having given not less than 30 days nor more than 60 days prior notice to the Holders of the Notes, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, together with accrued and unpaid interest thereon, to, but excluding, the Redemption Date.

5.                                      Upon the occurrence of a Change of Control Repurchase Event, unless all Notes have been called for redemption pursuant to paragraph 3 or paragraph 4 of this Note, each Holder of the Notes shall have the right to require the Company to repurchase all or any part (equal to €100,000 or an integral multiple of €1,000 in excess thereof) of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest thereon, if any, to the date of repurchase.  “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event, as such terms are defined in the Indenture.  The Change of Control Offer will be made in accordance with the terms specified in the Indenture.

6.                                      If an Event of Default with respect to the Notes (other than certain events of bankruptcy, insolvency or reorganization as described in the Base Indenture) shall occur and be continuing, the Trustee or the Holders of 25% or more in principal amount of the Outstanding Notes may declare the principal of and all accrued but unpaid interest on all Notes to be due and payable in the manner and with the effect provided in the Indenture.

7.                                      The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of Notes at the time Outstanding.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and; of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof; whether or not notation of such consent or waiver is made upon this Note.

8.                                      No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

9. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment where the principal of, premium or Redemption Price, if applicable, on, and interest on this Note are payable duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

10.                               The Notes are issuable only in fully registered form, without coupons, in denominations of €100,000 or any amount in excess thereof which is an integral multiple of €1,000.  As provided in the Indenture, and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes in authorized denominations, as requested by the Holder surrendering the same.

11.                               No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

12.                               Prior to the due presentment of this Note for registration of transfer or exchange, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary.

13.                               The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14.                               This Note shall not be valid until authenticated by the manual signature of the Trustee or an Authenticating Agent.

15.                               Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUT (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.                               Each Holder of this Note covenants and agrees by such Holder’s acceptance thereof to comply with and be bound by the foregoing provisions.

17.                               All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR
OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing                              attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature:

NOTICE:                    THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The following increases or decreases in Principal Amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian